Hostess Brands, Inc. Announces First Quarter 2020 Financial Results
First Quarter Results Exceed Expectations
Voortman Integration and Operational Enhancements On-Track to Deliver Continued Growth Momentum

KANSAS CITY, MO, May 8, 2020 - Hostess Brands, Inc. (NASDAQ: TWNK, TWNKW) (the “Company”), today reported its financial results for the three months ended March 31, 2020.

“We achieved strong results exceeding our expectations during the beginning of the first quarter prior to the impacts of COVID-19,” commented Andy Callahan, the Company's President and Chief Executive Officer. “In light of the COVID-19 pandemic we have implemented meaningful changes to our operations to address our primary concern for the health and safety of our employees as we execute through this unprecedented operating environment. Our agile operating network has enabled us to be responsive and adjust to the changes we are facing while the dedication and perseverance of our employees has allowed us to successfully deliver against rapidly evolving consumer demands.”
Mr. Callahan continued, “During the quarter our team executed on the growth of core Hostess®, completed significant integration activities for the recently acquired Voortman business and implemented operational improvements enabling us to exceed our financial targets for the first quarter and enabling us to continue to drive future sustainable, long-term profitable growth. Going forward, while we are pleased with our start to the year and our opportunities to benefit from additional food-at-home consumption, the greatest uncertainty is the duration and magnitude of the COVID-19 pandemic and its potential impact on our business and supply chain. We are confident that the challenges and lessons learned during this time will make us stronger with our long-term objectives still well within our reach.”

Financial Highlights for the First Quarter 2020 as Compared to the Prior Year Period1
•Net revenue was $243.5 million, an increase of 14.4% excluding the sale of the In-Store Bakery (“ISB”) business, driven by the acquisition of Voortman Cookies Limited (“Voortman”) contributing $17.1 million, or 8.1% of the growth and the sweet baked goods business adding $13.5 million, or 6.3% in growth, primarily driven by higher volume of core Hostess® branded products.
•Gross profit was $79.3 million, an increase of 8.5% excluding ISB, due to higher sales volume. Adjusted gross profit was $84.3 million, a 12.8% increase, excluding ISB.
•Net income was $2.6 million, or $0.02 per diluted share, compared to $26.6 million, or $0.21 per diluted share, in the prior period. The decline was primarily due to transaction, integration and other facility transition costs. Adjusted net income decreased $2.1 million, or 10.3%, to $18.6 million, resulting in $0.14 adjusted EPS consistent with the prior period. The decline in adjusted net income was primarily due to higher costs as a result of the Voortman acquisition in addition to less income due to the sale of ISB.
•Adjusted EBITDA was $51.0 million, or 20.9% of net revenue, an increase of 6.4%, excluding ISB. The increase, which was ahead of expectations, was primarily driven by higher volume and slightly accretive Voortman performance, partially offset by increased distribution and labor costs.
•Cash and cash equivalents were $96.2 million as of March 31, 2020 with a proforma leverage ratio of 4.5x after factoring in the expected 2020 EBITDA contribution from Voortman.

Operational Highlights for the First Quarter 2020
•Implemented meaningful safety measures company-wide to meet or exceed regulatory guidelines.
•On-track execution of key activities transitioning Voortman to the warehouse distribution model completed with transition costs now expected to be $25 million to $30 million, better than previous expectations, and meaningful progress against attainment of cost synergies underway.
•Drove incremental operational efficiencies across the Hostess operating network, including significant improvements in the operating performance of our new primary distribution center which has proven instrumental in supporting the increased volume from the Voortman acquisition and increasing consumer demand.
•Point of sale increased 5.1% and market share was 18.5, up 17 basis points within the Sweet Baked Goods category.
1This press release contains certain non-GAAP financial measures, including adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted net income, adjusted operating income, and adjusted earnings per share (“EPS”). Please refer to the schedules in the press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons of financial measures in this press release are to the first quarter of 2019. All measures of market performance contained in this press release, including point of sale and market share include all Company branded products within the SBG category as reported by Nielsen but do not include other products sold outside of the SBG category. All market data in this press release refer to the 13 week period ended March 28, 2020. The Company's proforma leverage ratio is net debt (total long-term debt less cash) divided by adjusted EBITDA (including $20.0 million of expected Voortman EBITDA less $3.0 million of ISB historical EBITDA).

2020 Outlook

The Company previously issued its full year 2020 guidance on February 26, 2020, which did not include the impact of COVID-19. Despite first quarter results that exceeded Company expectations, the Company is suspending its 2020 Outlook due to the rapidly evolving situation and the high degree of uncertainty caused by the COVID-19 pandemic. The Company does not believe that it can estimate the full financial impacts of the pandemic with reasonable accuracy. The Company believes it has sufficient liquidity to satisfy its cash needs, as supported by cash on hand, cash flow from operations and access to its revolving credit facility. The Company reaffirms its long-term financial objectives of organic revenue growth, adjusted EBITDA margins and free cash flow conversion in the top-quartile of its peers.

First Quarter 2020 Compared to First Quarter 20191
Net revenue was $243.5 million, an increase of 9.3%, or $20.8 million, compared to $222.7 million. Excluding ISB, net revenue increased 14.4%. The acquisition of Voortman contributed net revenue of $17.1 million in the quarter and 8.1% of the growth, excluding ISB. The remaining increase was from the $13.5 million or 6.3% growth from sweet baked goods primarily driven by higher volume of core Hostess® branded multi-pack products due to strong demand particularly in the grocery and dollar channels generated in part from increased store traffic in response to COVID-19.
Gross profit was $79.3 million, or 32.6% of net revenue, compared to $75.2 million, or 33.8% of net revenue. Excluding ISB, gross profit increased 8.5%. Adjusted gross profit was $84.3 million, or 34.6% of net revenue, compared to $76.8 million, or 34.5% of net revenue. Adjusted gross profit, excluding ISB, increased 12.8%. Adjusted gross profit increased as a result of higher revenue partially offset by increased distribution and labor costs.
Operating costs and expenses were $64.2 million, or 26.4% of net revenue, compared to $39.1 million, or 17.5% of net revenue. These costs increased primarily due to transition costs incurred to shift Voortman from a direct-to-store delivery operating model to a direct-to-warehouse model including contract termination costs for the independent distributors and severance costs as well as normal operating costs of the Voortman operations.
The Company's effective tax rate was 8.6% compared to a benefit of 4.6%. The current year effective tax rate was impacted by the write off of deferred taxes related to Voortman, which resulted in a discrete tax benefit of $0.5 million. The prior year effective tax rate was impacted by the remeasurement of deferred taxes as a result of the relocation of the Company's primary distribution center from Illinois to Kansas, which resulted in a discrete tax benefit of $6.0 million.
Net income was $2.6 million compared to $26.6 million and EPS was $0.02 per diluted share compared to $0.21 per diluted share. Adjusted net income was $18.6 million compared to $20.8 million and adjusted EPS was $0.14, consistent with the prior period. In addition to the changes in gross profit and operating expenses noted above, adjusted net income declined due to increased depreciation, amortization and interest expense as a result of the Voortman acquisition and the sale of ISB.
Adjusted EBITDA was $51.0 million, or 20.9% of net revenue, compared to $49.4 million, or 22.2% of net revenue, an increase of $1.6 million, or 3.2%. Excluding the impact of ISB, adjusted EBITDA increased $3.1 million or 6.4%. The increase was primarily driven by higher sweet baked goods sales and the addition of Voortman, which was slightly accretive for the quarter, partially offset by increased distribution and labor costs.
Cash from operations for the three months ended March 31, 2020 was $13.1 million compared to $28.4 million for the same period last year. The decrease was primarily attributable to higher integration and transition costs.
Conference Call and Webcast
The Company will host a conference call and webcast with an accompanying presentation today, May 8, 2020 at 8:30 a.m. EDT to discuss the results for the first quarter. Investors interested in participating in the live call can dial 800-920-5548 from the U.S. and 212-231-2900 internationally. A telephone replay will be available approximately two hours after the call concludes through Friday, May 22, 2020, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 2196135. The simultaneous, live webcast and presentation will be available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.

About Hostess Brands, Inc.
Hostess Brands, Inc. is a leading packaged food company focused on developing, manufacturing, marketing, selling and distributing fresh baked sweet goods in North America. The Hostess® brand's history dates back to 1919, when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930. Today, the Company produces a variety of new and classic treats in addition to Twinkies® and CupCakes, including Donettes®, Ding Dongs®, Zingers®, Danishes, Honey Buns and Coffee Cakes. In January 2020, the Company acquired Voortman Cookies, Limited which produces a variety of cookies and wafers products, including sugar-free products under the Voortman® brand. For more information about Hostess® products and Hostess Brands, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.

The Company has two reportable segments: Snacking and In-Store Bakery. The Snacking segment consists of sweet baked goods, cookies, bread and buns and frozen retail products that are sold under the Hostess®, Dolly Madison®, Cloverhill®, Big Texas®, and Voortman® brands. The In-Store Bakery segment consists of Superior on Main® and private label products sold through the in-store bakery section of grocery and club stores. The Company divested its In-Store Bakery segment's operations on August 30, 2019.

Forward-Looking Statements

This press release contains statements reflecting the Company's views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing the Company's future operating performance and statements addressing events and developments that the Company expects or anticipates will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company's reputation and brand image; protecting intellectual property rights; leveraging the Company's brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; the ability to maintain or add additional shelf or retail space for the Company's products; the continued ability to produce and successfully market products with extended shelf life; our ability to successfully integrate, achieve expected synergies and manage our acquired businesses and brands; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; volatility in commodity, energy, and other input prices and the ability to adjust pricing to cover increased costs; dependence on major customers; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; increased costs in order to comply with governmental regulation; general political, social and economic conditions; a portion of the workforce belongs to unions and strikes or work stoppages could cause the business to suffer; product liability claims, product recalls, or regulatory enforcement actions; unanticipated business disruptions; dependence on third parties for significant services; insurance may not provide adequate levels of coverage against claims; failures, unavailability, or disruptions of the Company's information technology systems; dependence on key personnel or a highly skilled and diverse workforce; and the Company's ability to finance indebtedness on terms favorable to the Company; and other risks as set forth from time to time in the Company's Securities and Exchange Commission filings.

As a result of a number of known and unknown risks and uncertainties, the Company's actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company's Annual Report on Form 10-K for 2019 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. The impact of COVID-19 may also exacerbate these risks, any of which could have a material effect on the Company. This situation is changing rapidly and additional impacts may arise that the Company is not aware of currently. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company's behalf are expressly qualified in their entirety by these risk factors. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$96,167	$285,087
Accounts receivable, net	147,064	104,892
Inventories	50,737	47,608
Prepaids and other current assets	12,321	15,569
Total current assets	306,289	453,156
Property and equipment, net	276,628	242,384
Intangible assets, net	1,987,931	1,853,315
Goodwill	701,905	535,853
Other assets, net	16,824	12,993
Total assets	$3,289,577	$3,097,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and lease obligations payable within one year	$14,437	$11,883
Tax receivable agreement payments payable within one year	10,800	12,100
Accounts payable	67,105	68,566
Customer trade allowances	48,876	45,715
Accrued expenses and other current liabilities	43,808	21,661
Total current liabilities	185,026	159,925
Long-term debt and lease obligations	1,112,388	975,405
Tax receivable agreement obligations	129,400	126,096
Deferred tax liability	290,342	256,051
Other long-term liabilities	1,320	—
Total liabilities	1,718,476	1,517,477

Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 123,186,308 and 122,108,086 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	12	12
Class B common stock, $0.0001 par value, 50,000,000 shares authorized, 7,440,587 and 8,409,834 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	1	1
Additional paid in capital	1,163,263	1,152,055
Accumulated other comprehensive income (loss)	(9,583)	(756)
Retained earnings	336,828	334,480
Stockholders’ equity	1,490,521	1,485,792
Non-controlling interest	80,580	94,432
Total liabilities and stockholders’ equity	$3,289,577	$3,097,701

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended
	March 31, 2020	March 31, 2019
Net revenue	$243,485	$222,738
Cost of goods sold	164,148	147,550
Gross profit	79,337	75,188
Operating costs and expenses:
Advertising and marketing	10,063	8,863
Selling expense	18,120	8,520
General and administrative	25,195	17,471
Amortization of customer relationships	6,484	5,985
Business combination transaction costs	4,282	—
Other operating expense (income)	27	(1,761)
Total operating costs and expenses	64,171	39,078
Operating income	15,166	36,110
Other expense:
Interest expense, net	11,725	10,236
Other expense	553	440
Total other expense	12,278	10,676
Income before income taxes	2,888	25,434
Income tax expense (benefit)	248	(1,178)
Net income	2,640	26,612
Less: Net income attributable to the non-controlling interest	292	5,486
Net income attributable to Class A stockholders	$2,348	$21,126

Earnings per Class A share:
Basic	$0.02	$0.21
Diluted	$0.02	$0.21
Weighted-average shares outstanding:
Basic	123,123,656	100,085,141
Diluted	126,075,126	100,777,609

Results of Operations by Segment	Three Months Ended
(In thousands)	March 31, 2020	March 31, 2019
Net Revenue
Snacking	$243,485	$212,879
In-Store Bakery	—	9,859
	$243,485	$222,738
Gross Profit
Snacking	$79,337	$73,145
In-Store Bakery	—	2,043
	$79,337	$75,188

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Three Months Ended
	March 31, 2020	March 31, 2019
Operating activities
Net income	$2,640	$26,612
Depreciation and amortization	12,821	10,878
Debt discount (premium) amortization	338	(228)
Tax receivable agreement remeasurement	—	(1,761)
Unrealized foreign exchange losses	286	—
Non-cash lease expense	590	—
Share-based compensation	2,077	2,281
Deferred taxes	(649)	(2,882)
Loss on sale of assets	27	—
Change in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(17,463)	(23,552)
Inventories	5,180	(4,578)
Prepaids and other current assets	3,270	2,917
Accounts payable and accrued expenses	864	16,594
Customer trade allowances	3,161	2,104
Net cash provided by operating activities	13,142	28,385

Investing activities
Purchases of property and equipment	(11,323)	(9,493)
Acquisition of business, net of cash acquired	(318,427)	—
Acquisition and development of software assets	(1,793)	(1,342)
Net cash provided by (used in) investing activities	(331,543)	(10,835)

Financing activities
Repayments of long-term debt and lease obligations	(2,792)	(2,530)
Proceeds from long-term debt origination, net of fees paid	136,888	—
Distributions to non-controlling interest	(1,614)	(457)
Tax payments related to issuance of shares to employees	(1,004)	—
Cash received from exercise of options and warrants	155	—
Payments on tax receivable agreement	(1,279)	(457)
Net cash provided by (used in) financing activities	130,354	(3,444)
Effect of exchange rate changes on cash and cash equivalents	(873)	—
Net increase (decrease) in cash and cash equivalents	(188,920)	14,106
Cash and cash equivalents at beginning of period	285,087	146,377
Cash and cash equivalents at end of period	$96,167	$160,483

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$10,758	$11,087
Net taxes refunded	$(586)	$(10)
Supplemental disclosure of non-cash investing:
Accrued capital expenditures	$2,014	$1,436

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted gross profit, adjusted operating income, adjusted net income, adjusted EBITDA and adjusted EPS collectively referred to as “Non-GAAP Financial Measures,” are commonly used in the Company's industry and should not be construed as an alternative to gross profit, operating income, net income or earnings per share as indicators of operating performance (as determined in accordance with GAAP). These Non-GAAP Financial Measures may not be comparable to similarly titled measures reported by other companies. The Company has included these Non-GAAP Financial Measures because it believes the measures provide management and investors with additional information to measure the Company's performance, estimate the Company's value and evaluate the Company's ability to service debt.
Non-GAAP Financial Measures are adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or recurring items.
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization (iii) income taxes and (iv) share-based compensation, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under GAAP. For example, adjusted EBITDA:
•does not reflect the Company's capital expenditures, future requirements for capital expenditures or contractual commitments;
•does not reflect changes in, or cash requirements for, the Company's working capital needs;
•does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debt; and
•does not reflect payments related to income taxes, the Tax Receivable Agreement or distributions to the non-controlling interest to reimburse its tax liability.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended March 31, 2020
	Gross Profit	Operating Income	Net Income	Diluted EPS
GAAP Results	$79,337	$15,166	$2,640	$0.02
Non-GAAP adjustments:
Foreign currency impacts	—	—	286	—
Acquisition, disposal and integration related costs	1,021	14,941	14,941	0.09
Facility transition costs	3,681	5,711	5,711	0.03
Impairment of property and equipment, intangible assets and goodwill	—	26	26	—
Covid-19 Costs	250	250	250	—
Other	—	—	267	—
Tax impact of adjustments	—	—	(5,514)	—
Adjusted Non-GAAP results	$84,289	$36,094	18,607	$0.14

Income tax			5,762
Interest expense			11,725
Depreciation and amortization			12,821
Share-based compensation			2,077
Adjusted EBITDA			$50,992

	Three Months Ended March 31, 2019
	Gross Profit	Operating Income	Net Income	Diluted EPS
GAAP Results	$75,188	$36,110	$26,612	$0.21
Non-GAAP adjustments:
Acquisition, disposal and integration related costs	1,563	1,563	1,563	0.02
Special employee incentive compensation	33	355	355	—
Tax Receivable Agreement remeasurement	—	(1,761)	(1,761)	(0.02)
Other	—	—	440	—
Remeasurement of deferred taxes	—	—	(6,047)	(0.07)
Tax impact of adjustments	—	—	(409)	—
Adjusted Non-GAAP results	$76,784	$36,267	$20,753	$0.14

Income tax			5,278
Interest expense			10,236
Depreciation and amortization			10,879
Share-based compensation			2,281
Adjusted EBITDA			$49,427